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								   EXHIBIT 11


			ESTERLINE TECHNOLOGIES CORPORATION
                    Computation of Earnings Per Common Share
      For the Three Months and Nine Months Ended July 31, 1995 and 1994
                    (In thousands, except per share amounts)


		                        Three Months Ended	             Nine Months Ended
		                              July 31,			          July 31,
                                        ------------------                   -----------------
		                        1995	      1994		    1995           1994
                                        ----          ----                  ----           ----

Primary
-------
Net earnings	                     $   6,589	    $	1,515	        $   11,838    $   2,265
                                     =========      =========           ==========    =========

Average number of common shares
    outstanding		                 6,582		6,513		     6,545	  6,513
Add - net shares assumed to be issued
    for stock options		           484		    6		       437	      6
                                     ---------      ---------           ----------    ---------
Total average common shares
    on a primary basis		         7,066		6,519		     6,982	  6,519
                                     =========      =========           ==========    =========

Primary net earnings per
    common share	             $	   .93	    $	  .23	        $     1.70    $	    .35
                                     =========      =========           ==========    =========

Fully Diluted
-------------


Net earnings	                     $	 6,589	    $	1,515	        $   11,838   $	  2,265
                                     =========      =========           ==========   ==========

Average number of common shares
    outstanding		                 6,582		6,513		     6,545	  6,513
Add - net shares assumed to be issued
    for stock options		           544		  118		       613	    118
                                     ---------      ---------           ----------   ----------
Total average common shares on
    a fully diluted basis		 7,126		6,631		     7,158	  6,631
                                     =========      =========           ==========   ==========

Fully diluted net earnings per
    common share	             $	   .92	    $	  .22	        $     1.65   $	    .34
                                     =========      =========           ==========   ==========

Primary net earnings per
    common share	             $	   .93	    $	  .23	        $     1.70   $	    .35
                                     =========      =========           ==========   ==========

Dilutive effect per common share     $	   .01	    $	  .01	        $      .05   $	    .01
                                     =========      =========           ==========   ==========

Note:	The sum of quarterly per share amounts may not equal per share amounts
	reported for the year-to-date periods primarily due to changes in the number of weighted average shares outstanding for each period.


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